FOR IMMEDIATE RELEASE

KAISER FRANCIS INCREASES STAKE IN PETROCORP

   HOUSTON (October 15, 1996) - PetroCorp Incorporated (NASDAQ:PETR) announced today that it has been advised by Kaiser-Francis Oil Company and CIGNA Corporation that shares owned by L.S. Holding Company, an indirect, wholly-owned subsidiary of CIGNA Corporation, have been sold in a private transaction to Kaiser-Francis Oil Company.

   Kaiser-Francis has informed PetroCorp that it has acquired its shares of PetroCorp Common Stock to hold for investment purposes and has no intentions of attempting to effect any change in the management, business plan or policies of PetroCorp. Gary Christopher with Kaiser-Francis and a PetroCorp stated, "Our interest in increasing our investment in the company simply reflects the view that the assets are not fully valued by the market. We highly respect PetroCorp's management and feel the company has an excellent asset base with a solid team of professionals that can profitably build from this base through their focused exploration and acquisition efforts."

   The shares purchased by Kaiser-Francis total 1,586,157, or 18.5% of the shares outstanding, at $8.25 per share. Kaiser-Francis had previously acquired 29.2% of PetroCorp's outstanding shares in open market purchases and from investment partnerships managed by First Reserve Corporation.
The transaction with CIGNA brings Kaiser-Francis' total ownership to 4,094,457 shares,or 47.7% of the shares outstanding.

   Regarding the transaction between Kaiser-Francis and CIGNA, Neil McBean, President and Chief Executive Officer of PetroCorp, states,
"Kaiser-Francis has clearly become our largest shareholder.
We welcome this as an affirmation of the success we have achieved in building an inventory of high quality oil and gas reserves, an inventory of high quality exploration opportunities and a dedicated staff that can transform opportunities in both exploration and acquisition into increased shareholder value.

   CIGNA has been a long-term supporter of PetroCorp -- a relationship we have valued highly. Their asset rationalization strategy is very much consistent with our own asset management strategy. Although we will no longer be partners, we will always be friends."

   Several years ago CIGNA instituted a strategy to exit its oil and gas investments, and re-deploy assets to its core businesses. In line with this strategy, CIGNA began the process of reducing its investment in PetroCorp when it sold 550,000 common shares during PetroCorp's initial public offering in 1993. The sale to Kaiser-Francis completes CIGNA's exit strategy.

   PetroCorp, a Houston-based company, explores, develops and acquires oil and gas properties in North America. The Company operates principally in the states of Colorado, Oklahoma, Kansas, Texas and Mississippi and in the province of Alberta, Canada.

CONTACT: Craig K.  Townsend, Vice President-Finance, (713) 875-2500.